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                                                               EXHIBIT 10.14.1


                            FIRST AMENDMENT TO THE

                       NCR DIRECTOR COMPENSATION PROGRAM



     AMENDMENT TO THE NCR DIRECTOR COMPENSATION PROGRAM (the "Program") as adopted effective January 1, 1997 by the Compensation Committee of the Board of Directors of NCR Corporation (the "Committee").

     WHEREAS, the Committee adopted the Program effective January 1, 1997, pursuant to its authority under Section 4.2 of the NCR Management Stock Plan to determine the terms and conditions of grants and awards thereunder to participants; and

     WHEREAS, the Committee desires to make certain changes to the Program;

     NOW, THEREFORE, the Committee does hereby amend the Program, effective January 1, 1999, by replacing Section 2.4 Annual Option Grant in its entirety
                                          -------------------
with the following:

     Annual Option Grant.  At each annual shareholders' meeting of the Company,
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     each individual then serving as a Director or newly elected as a Director shall receive a grant of nonqualified stock options under the Management Plan for a number of shares of Common Stock as determined by the Committee in its discretion, based on review of competitive data. The exercise price for each optioned share will be the Fair Market Value of one share of Common Stock on the grant date. The stock options will be fully vested and exercisable at grant, and will have a term of ten years from the date of grant.